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                                                                     EXHIBIT 5.1

                    [RAYMOND F. WINTER, ATTORNEY LETTERHEAD]


                                             September 26, 1996



American Dental Technologies, Inc.
28411 Northwestern Highway, Suite 1100
Southfield, Michigan   48034-5541

Gentlemen:

     I am the Secretary and general counsel to American Dental Technologies, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement') to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1993, as amended, registering for issuance in the manner described in the Registration Statement an additional 1,000,000 shares of the Company's common stock (the "Common Stock") pursuant to the Company's Amended and Restated Long-Term Incentive Plan.

     I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

     Based upon such examination and my participation in the preparation of the Registration Statement, it is my opinion that (1) the Company is duly incorporated and validly existing as a corporation in good standing under the laws of Delaware and (2) the Common Stock, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                             Sincerely,



                                             Raymond F. Winter